Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of SYNNEX Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 21, 2018, with respect to the consolidated financial statements and schedule of Convergys Corporation, and the effectiveness of internal control over the financial reporting of Convergys Corporation, included in Convergys Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

August 8, 2018